FOR IMMEDIATE RELEASE	NR08-27

DYNEGY INC. ANNOUNCES EXECUTIVE MANAGEMENT TEAM CHANGES

•	Charles C. Cook promoted to Executive Vice President, Commercial and Market Analytics
•	Mario E. Alonso promoted to Vice President, Strategic Planning and Corporate Business Development
•	Executive Management Team roles and responsibilities remain focused on operating and commercializing well

HOUSTON (November 13, 2008) – Dynegy Inc. (NYSE: DYN) today announced that Charles C. Cook, Senior Vice President, Strategic Planning, Corporate Business Development and Treasurer, has been promoted to Executive Vice President, Commercial and Market Analytics. In his new role, Cook, 44, will oversee all commercial functions related to the company’s power generation fleet. He will report directly to Bruce A. Williamson, Chairman, President and Chief Executive Officer of Dynegy Inc.

“Chuck has a proven track record in leading the treasury group,” said Williamson. “Under his management, this group planned for contingencies and completed the company’s financings prior to the deterioration of the U.S. capital markets. Because of this proactive approach, Dynegy has one of the strongest, lowest-cost and most flexible capital structures in the industry, and one that is equipped to weather the current turmoil in the financial markets. Going forward, as an Executive Management Team, we anticipate more success and a continued focus on operating, commercializing and maximizing the value and financial results of the company’s power generation business.”

Cook joined Dynegy predecessor Destec Energy, Inc. in 1991. His promotion follows the resignation earlier this week of Jason A. Hochberg, former Executive Vice President, Commercial and Market Analytics, who left the company to pursue other interests. Williamson added, “Jason has been instrumental in the successful integration of the assets acquired from LS Power in 2007 and in his management of Dynegy’s commercial operations. We wish him the best in his future endeavors.”

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The company also announced that Mario E. Alonso, Managing Director, Strategic Planning and Corporate Business Development, has been promoted to Vice President, Strategic Planning and Corporate Business Development. Alonso, 37, joined Dynegy in 2001 and has held positions of increasing responsibility, serving in the areas of finance and mergers and acquisitions. Alonso will report directly to Holli C. Nichols, Executive Vice President and Chief Financial Officer.

Treasury-related functions will continue to report to Nichols, who will serve as Treasurer. Management changes will be effective on December 1, 2008. All other Executive Management Team members will continue to serve in their current roles reporting to Williamson.

Through its subsidiaries, Dynegy Inc. produces and sells electric energy, capacity and ancillary services in key U.S. markets. The power generation portfolio consists of more than 18,000 megawatts of baseload, intermediate and peaking power plants fueled by a mix of natural gas, coal and fuel oil. DYNC

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties relating to these forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007, and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2008, June 30, 2008 and September 30, 2008, all of which are available free of charge on the SEC’s web site at http://www.sec.gov.

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